Exhibit 99.1

Contact:

Mohamad Tabrizi

Senior Director, Corporate Communications

650-462-5900

DEPOMED REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

MENLO PARK, Calif., May 8, 2007 — Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the quarter ended March 31, 2007.  For the quarter, a net loss of $10.9 million or $0.26 per share was reported, compared to a net loss of $7.8 million or $0.19 per share for the comparable period in 2006.  Cash and investment balances at March 31, 2007 were $25.8 million.

Revenues increased to $3.8 million in the first quarter of 2007 from $1.3 million in the same period of 2006 primarily as a result of $1.3 million of product sales and $1.3 million of license revenue for the company’s commercialized diabetes product, Glumetza™.  Operating expenses for the quarter ended March 31, 2007 were $14.8 million compared to $9.6 million for the same period in 2006.  The increase was primarily due to expenses associated with the commercialization of Glumetza, legal expenses related to the ongoing patent infringement case against IVAX and expenses related to the ongoing Phase 3 clinical trial for Gabapentin GR™ for the treatment of postherpetic neuralgia (PHN).  Additionally, stock-based compensation expense for the first quarter of 2007 was $493,000.

 “We have begun 2007 with positive news on the clinical and commercialization front,” said John F. Hamilton, chief financial officer of Depomed.  “In the first quarter, we announced completion of enrollment for the Phase 3 clinical trial for Gabapentin GR for PHN and filed an Investigational New Drug application for the use of Gabapentin GR to treat menopausal hot flashes.  In addition, we have supported the new detailing program that our partner King Pharma has put in place to further increase market share for Glumetza.  We have already seen positive results from the new detailing program.  In the near term, we are looking forward to announcing the top line data from our Phase 3 Gabapentin PHN trial mid year”.

Depomed will host a conference call and webcast to discuss first quarter 2007 financial results today, Tuesday, May 8, at 5:00 p.m. ET.  The webcast can be accessed on the investor section of the Depomed website at www.depomedinc.com.

About Depomed

Depomed, Inc., is a specialty pharmaceutical company with two approved products on the market and multiple product candidates in its pipeline.  The company utilizes its proven, proprietary AcuForm™ drug delivery technology to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract.  Benefits of AcuForm-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy.  Glumetza™ (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is being marketed in the United States by King Pharmaceuticals and in Canada by Biovail Corporation.  ProQuin® XR (ciprofloxacin hydrochloride) extended release tablets are approved in the United States for the once-daily treatment of uncomplicated urinary tract infections and is marketed by Esprit Pharma.  Product candidate Gabapentin GR™ is currently in Phase 3 and Phase 2 clinical development for the treatment of two pain indications, postherpetic neuralgia and diabetic peripheral neuropathy, respectively.  A Phase 2 clinical trial of Gabapentin GR in menopausal hot flashes is expected to begin in the second quarter of 2007.  Additional information about Depomed may be found on its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our expectations regarding collaborative relationships and the performance of our marketing partners; our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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DEPOMED, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Product sales	$1,331,766	$99,673
Royalties	34,225	349,321
License revenue	2,462,842	893,165
Total revenues	3,828,833	1,342,159

Costs and expenses:
Cost of sales	305,660	74,353
Research and development	8,572,341	5,684,082
Selling, general and administrative	6,226,646	3,931,293
Total costs and expenses	15,104,647	9,689,728

Loss from operations	(11,275,814)	(8,347,569)

Interest and other income	410,228	594,859

Net loss before income taxes	(10,865,586)	(7,752,710)

Provision for income taxes	(726)	—

Net loss	(10,866,312)	(7,752,710)

Deemed dividend on preferred stock	(167,016)	(172,632)

Net loss applicable to common stock shareholders	$(11,033,328)	$(7,925,342)

Basic and diluted net loss applicable to common stock shareholders per common share	$(0.26)	$(0.19)

Shares used in computing basic and diluted net loss per common share	42,076,197	40,843,512

DEPOMED, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (unaudited)	December 31, 2006 (1)
ASSETS
Current assets:
Cash and cash equivalents	$5,164,531	$14,574,110
Marketable securities	20,605,784	16,984,503
Accounts receivable	945,180	7,126,895
Unbilled accounts receivable	136,901	1,954,904
Inventories	4,390,834	4,483,157
Prepaid and other current assets	3,261,273	2,756,174
Total current assets	34,504,503	47,879,743
Marketable securities	—	1,998,760
Property and equipment, net	2,281,894	2,541,463
Other assets	197,218	197,218
	$36,983,615	$52,617,184
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,567,652	$4,886,222
Accrued compensation	1,215,588	1,817,418
Accrued clinical trial expense	918,103	726,379
Accrued promotion fee expense	246,461	2,339,925
Other accrued liabilities	3,246,232	3,087,998
Deferred product sales	4,024,209	4,825,099
Deferred license revenue	4,437,848	4,599,947
Other current liabilities	55,845	55,845
Total current liabilities	18,711,938	22,338,833
Deferred license revenue, non-current portion	55,682,302	57,483,045
Other long-term liabilities	69,805	83,766
Commitments
Shareholders’ (deficit) equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively, with an aggregate liquidation preference of $18,158,848	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 42,091,255 and 42,029,411 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	145,482,641	144,820,534
Accumulated deficit	(194,977,497)	(184,111,185)
Accumulated other comprehensive loss	(574)	(12,809)
Total shareholders’ (deficit) equity	(37,480,430)	(27,288,460)
	$36,983,615	$52,617,184

(1)             The Balance Sheet as of December 31, 2006 was derived from the audited balance sheet included in the Company’s 2006 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2007.